UNITED STATES SECURITIES AND EXCHANGE
COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2010 (December 31, 2009)

American Defense Systems, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33888	83-0357690
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

230 DUFFY AVENUE
HICKSVILLE, NY  11801
(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code:  (516) 390-5300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Pursuant to a Settlement Agreement, Waiver and Amendment, dated May 22, 2009 (the “settlement agreement”), among American Defense Systems, Inc. (the “Company”) and the holders of its Series A Convertible Preferred Stock (“Series A Preferred”), the Company agreed, among other things, to redeem $7,500,000 in stated value of its Series A Preferred by December 31, 2009.  The Company did not effect such redemption.  The settlement agreement was filed as an exhibit to, and described in, the Company’s Current Report on Form 8-K filed with the SEC on May 26, 2009.

The settlement agreement provides that if the Company fails to so redeem the $7,500,000 in stated value of the Series A Preferred, then, in lieu of any other remedies or damages available to the holders (the “Series A Holders”) of the Series A Preferred (absent fraud), (i) the redemption price payable by the Company will increase by an amount equal to 10% of the stated value, (ii) the Company will use its best efforts to obtain stockholder approval to reduce the Conversion Price of the Series A Preferred from $2.00 to $0.50, and (iii) the Company will expand the size of its Board of Directors by two, will appoint two persons designated by the Series A Holders to fill the two newly-created vacancies (the “Series A Directors”) by January 10, 2010, and will use its best efforts to amend its certificate of incorporation to grant the Series A Holders the right to elect the Series A Directors.

In furtherance of the matters described in items (ii) and (iii) above, the Company intends to call a special meeting of its stockholders to vote upon amendments to its certificate of incorporation to reduce the Conversion Price of the Series A Preferred from $2.00 to $0.50 and provide for the ability of the Series A Holders to elect the Series A Directors.  The Company is finalizing a preliminary proxy statement for such special stockholder meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 7, 2010

AMERICAN DEFENSE SYSTEMS, INC.

By:	/s/ Gary Sidorsky
Chief Financial Officer